Exhibit 99.07
Southern Company
Financial Overview As Reported
(In Millions of Dollars)

	Three Months Ended March
	2017	2016	% Change
Southern Company –
Operating Revenues	$5,771	$3,992	44.6%
Earnings Before Income Taxes	980	718	36.5%
Net Income Available to Common	658	489	34.6%

Alabama Power –
Operating Revenues	$1,382	$1,331	3.8%
Earnings Before Income Taxes	304	262	16.0%
Net Income Available to Common	174	156	11.5%

Georgia Power –
Operating Revenues	$1,832	$1,872	(2.1)%
Earnings Before Income Taxes	420	432	(2.8)%
Net Income Available to Common	260	269	(3.3)%

Gulf Power –
Operating Revenues	$350	$335	4.5%
Earnings Before Income Taxes	34	51	(33.3)%
Net Income Available to Common	18	29	(37.9)%

Mississippi Power –
Operating Revenues	$272	$257	5.8%
Earnings (Loss) Before Income Taxes	(47)	1	N/M
Net Income (Loss) Available to Common	(20)	11	N/M

Southern Power –
Operating Revenues	$450	$315	42.9%
Earnings Before Income Taxes	14	28	(50.0)%
Net Income Available to Common	70	50	40.0%

Southern Company Gas[1] –
Operating Revenues	$1,560	$—	N/A
Earnings Before Income Taxes	389	—	N/A
Net Income Available to Common	239	—	N/A

N/M - not meaningful
N/A - not applicable

Notes

- In connection with the adoption in the fourth quarter 2016 of a new accounting standard for stock compensation, previously reported amounts for income tax expense were reduced by a total of $4.5 million for the three months ended March 31, 2016.

(1) On July 1, 2016, Southern Company completed the acquisition of Southern Company Gas.